SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 11, 2008
GeoEye, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33015	20-2759725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
21700 Atlantic Boulevard
Dulles, VA 20166
(Address of Principal Executive Offices)
(703) 480-7500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

TABLE OF CONTENTS

Item 4.01 Changes in Registrant’s Certifying Accountant
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Item 4.01 Changes in Registrant’s Certifying Accountant
On September 11, 2008, the Audit Committee of the Board of Directors of GeoEye, Inc. (“GeoEye” or “Company”) dismissed BDO Seidman, LLP (“BDO”) as the Company’s independent registered public accounting firm.
As of September 17, 2008, the Company has not engaged a new independent registered public accounting firm, but it has commenced the process of selecting a new independent registered public accounting firm.
During the Company’s two most recent fiscal years ended December 31, 2007 and 2006, and through September 17, 2008, the audit reports of BDO on the consolidated financial statements of the Company did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the consolidated financial statements of the Company, as of and for the fiscal years ended December 31, 2007 and 2006, required restatement in order to correct errors involving income taxes and purchased imagery cost liability.
During the Company’s two most recent fiscal years ended December 31, 2007 and 2006, and through September 17, 2008, there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which would have caused BDO to make reference to the subject matter of such disagreements in connection with its reports on the financial statements for such periods.
During the Company’s two most recent fiscal years ended December 31, 2007 and 2006, and through September 17, 2008, there were no reportable events (as defined in Regulation S-K Item 304 (a)(1)(v)), except that, for the fiscal year ended December 31, 2007, BDO concluded that the Company (i) did not maintain, in all material respects, effective internal control over financial reporting, as is more fully described in the Company’s Annual Report on Form 10-K and restated Annual Report on Form 10-K/A; (ii) failed to correctly apply Generally Accepted Accounting Principles (“GAAP”) relating to the accounting for the utilization of pre-emergence bankruptcy net operating loss (“NOL”) carry forwards; and (iii) had not finalized the assessment of the impact to the financial statements of Internal Revenue Code Section 382 limitations related to the availability of NOL carryforwards.
Subsequent to April 2, 2008, the Company identified a material misstatement in its annual and quarterly consolidated financial statements for 2005, 2006 and 2007, requiring restatement of these financial statements. In July, the Company completed a detailed study analyzing its tax accounting methods in which the Company discovered that it had not correctly included in taxable income cost-share payments received from the U.S. Government under the NextView program. As a result, the Company identified a control failure from the lack of tax expertise and must include previously unrecorded expenses for interest and penalties on unpaid taxes which will lower net income for those periods and create a deferred tax asset and corresponding liability on the balance sheet.
In addition, the Company failed to maintain effective controls to review and reconcile the expenses and related liability accounts associated with purchased imagery sales. As a result and in connection with an internal review, the Company identified a decrease in direct expenses in 2007 due to an overstatement of third party purchased imagery costs associated with imagery sales in 2007.
Accordingly, management determined that these control deficiencies constitute material weaknesses. As a result of the assessment performed and the material weaknesses noted, management concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2007. The Company continues to invest significant effort and resources to eliminate these deficiencies in internal controls, and will continue to do so throughout 2008.
GeoEye provided BDO with a copy of this Current Report on Form 8-K prior to its filing with the SEC, and requested that they furnish us with a letter addressed to the SEC stating whether they agree with the statements made in this Current Report on Form 8-K, and if not, stating the aspects with which they do not agree. A copy of the letter furnished by BDO in response to that request, dated September 17, 2008, is filed as Exhibit 16 to this Form 8-K.

Item 8.01 Other Events
On September 17, 2008, GeoEye, Inc. announced that it had received written notice from the Nasdaq Global Market that the company is in full compliance with Nasdaq Marketplace Rules. The date of the notice was September 10, 2008.
The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits
Exhibit 16. Letter from BDO Seidman LLP to Securities and Exchange Commission, dated September 17, 2008,
Exhibit 99.1  Press Release, dated September 17, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 17, 2008	GEOEYE, INC.

	By:	/s/ Henry E. Dubois Henry E. Dubois
Executive Vice President and Chief Financial Officer